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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Section 17(a) of the  Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

         Housh                        Tony
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        (Last)                      (First)                        (Middle)

    UI. Bokserska                    66a
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                                   (Street)

        Warsaw                        Poland                           02-690
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        (City)                      (State)                           (Zip)

CENTRAL EUROPEAN DISTRIBUTION CORP. (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol

    CEDC
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3.  IRS Identification Number of Reporting Person, if an entity (voluntary)


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4.  Statement for Month/Year

    5/02
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer
    (Check all applicable)


   [X] Director                        [_] 10% Owner
   [_] Officer (give title below)      [_] Other (specify below)

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7.  Individual or Joint/Group Filing (Check applicable line)

    [X] Form filed by one Reporting Person
    [_] Form filed by more than one Reporting Person

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          Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned


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
----------------------------------------------------------------------------------------------------------------------------
                                                  4.                        5.                 6.
                                                  Securities Acquired (A)   Amount of          Ownership
                    2.            3.              or Disposed of (D)        Securities         Form:
1.                  Transaction   Transaction     (Instr. 3, 4 and 5)       Beneficially       Direct         7.
Title of Security   Date          Code             ---------------------    Owned at End       (D) or         Nature of
(Instr. 3)          (mm/dd/yy)    (Instr. 8)                 (A)            of Month           Indirect       Indirect
                                  -----------      Amount    or   Price     (Instr. 3 and 4)   (I)            Beneficial
                                  Code     V                 (D)                                (Instr. 4)    Ownership
----------------------------------------------------------------------------------------------------------------------------
CEDC Common Stock    4/30/01       M                1,500     A    3.79                             D
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CEDC Common Stock    5/13/02       S                1,500     D   16.20             0
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

Derivate
Acquired
1.  Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of
    Security (Instr. 3)               sion of             action              tion Code              Securities
                                      Exercise            Date                (Instr. 8)             (A) or Disposed
                                      Price of            (Month/                                    or (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
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                                                                           Code V (A)   (D)
Director Stock Options               3.79                 5/20/02          M                         (D) 1,500

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

Nature of
Indirect
6.  Date Exercisable               7. Title and          8. Price of         9. Number of                 10. Ownership
    Beneficial                        Amount of             Derivative          Derivative Securities         Form of
    and Expiration Date               Underlying            Security            Beneficial Owned at           Derivative In-
    ownership                         Securities            (Instr. 5)          End of Month (Instr. 4)       Security:
    (Month/Day/Year)                  (Instr. 3 and 4)                                                        Direct (D) or
    (Instr. 4)                                                                                                Indirect (I)
                                                                                                              (Instr. 4)
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(D) Date           Expiration         Title  Amount
    Exercisable    Date                      or Number
                                             of Shares
    April 30, 01    4/30/11           Common 1,500                                   0                         (D)
                                      Stock

                           (Print or Type Responses)

                                                                          (Over)

(Form 4-07/99)

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

          /s/ Tony Housh                          5/22/02
----------------------------------------       -----------------
     **Signature of Reporting Person                 Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.